Exhibit 99.1

Press Release

Action Products Reports Sales Gains for Third Quarter and Nine Months

Forecasts Strong Profit Improvement for Those Periods

ORLANDO, FL – October 7, 2005 –Action Products International, Inc. (NASDAQ-SC: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys announced today that unaudited sales results for the third quarter were $2,635,000 vs. $2,392,000 in 2004, a gain of 10.2%. Unaudited sales from the first nine months of 2005 increased to $6,502,000, up 6.7% from $6,092,000 in 2004.

Anticipating increased comparable profit for both the third quarter and the first nine months of 2005, management expects to report earnings for both periods by the first week of November. The Company’s goal remains to finish the year reporting profits and a positive sales gain. Long-term debt as of Sept. 30, 2005 has been reduced to less than $70,000 from $460,000 last year, while shareholder equity is expected to be higher along with an improved overall balance sheet. The Company continues to see sales gains for the fourth quarter based on current presold backlogs and increased marketing efforts.

Characters from Action’s new ToddWorld™ soft play line, including Todd™, Stella™, and the Stella Deluxe Beauty Set, are currently available, while Sophie™, Pickle™, and the Deluxe Todd & Benny™ Set should ship later this month. Based on the Emmy nominated preschool children’s program on READY SET LEARN! on TLC and the Discovery Kids Channel, ToddWorld’s other licensees include HIT Entertainment for videos and Little, Brown for publishing. Millions of HIT Entertainment DVDs begin shipping this month including a trailer spotlighting Action’s soft play line. With wide distribution and support on commercial free television, home entertainment, and fantastic books, Action Products expects this fun and educational property to be a long-term contributor to the market.

Additionally, the first two versions of Talking Stix™ conversation starters are shipping today, including ORIGINAL and JUNIOR versions, while sales for I DIG™ Excavation Adventures continue to do well, partly aided by merchandise featured at the King Tut traveling exhibition.

“We are very encouraged by our third quarter and nine month results and remain optimistic about achieving profitability.” said Action Products President Ron Kaplan. “With nearly thirty new products shipping for the holidays including ToddWorld and Talking Stix, and the record number of new catalogs as well as the other aggressive merchandising programs that we have instituted, we would like to see strong sales in the fourth quarter.”

About Action Products International, Inc.

Action Products International, Inc, based in Orlando Florida is a toy manufacturer, emphasizing educational and positive play brands, including JAY JAY THE JET PLANE Wooden Adventure System, the I DIG ® series, Space Voyagers® “The most authentic Space Toys on the Earth,” ToddWorld™ soft play toys, Climb@Tron™ window-climbing robots, Curiosity Kits® and IMADETHAT™. Its products are marketed and sold to toy stores, specialty retailers, Internet retailers, museums, zoos, theme parks, attractions, catalog companies and education markets in the United States and worldwide.

Visit the Company’s web sites at www.apii.com and www.curiositykits.com

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contacts:	Ray Oliver, Investor Relations Officer 407/481-8007 extension 723
Greg Zesinger, Marketing Communications, 407-481-8007 extension 722